Exhibit 10.2

LOAN AND SECURITY AGREEMENT

Dated as of September 7, 2023 (the “Effective Date”)

Maison Thomas, LLC

927 South Santa Fe Avenue

Los Angeles, CA 90021

Project Crush DTC Sub LLC

927 South Santa Fe Avenue

Los Angeles, CA 90021

Ladies and Gentlemen:

We are pleased to advise that Merchant Factors Corp. (the "Lender") is prepared, subject to the conditions set forth below, to extend to Maison Thomas, LLC (“Maison”) and Project Crush DTC Sub LLC (“DTC Sub” and together with “Maison”, each a “Borrower” and collectively, the “Borrowers”) a credit facility (the “Credit Facility”) in the maximum aggregate principal amount of $8,000,000.00 (the “Maximum Credit”) to be used solely for loans (each, a “Revolving Loan”). All extensions of credit will be in Lender’s sole discretion. Revolving Loans may be drawn, repaid and re-borrowed up to the maturity date of the Credit Facility.

1.	Revolving Loan Advances/; Repayment; Statements

(a)       Any Revolving Loans made by Lender in its sole discretion under the Credit Facility are limited to the lesser of (i) the Maximum Credit and (ii) the sum of (A) up to 80% of accounts receivable that Lender, in its sole discretion, deems eligible for borrowing purposes, plus (B) the least of (I) $5,500,000, (II) 50% of the total amount of Revolving Loans outstanding, or (III) the sum of (aa) the lesser of (i) 50% of eligible finished goods inventory or (ii) 85% of the appraised net orderly liquidation value of finished goods inventory, in each case that Lender, in its sole discretion, deems eligible for borrowing purposes, plus (bb) during the period from November through February of each calendar year, so long as Lender has received an Appraisal (as hereafter defined) acceptable to Lender in its sole discretion, no more than 45 days prior thereto, the lesser of (X) $1,500,000 and (Y) the lesser of (i) 50% of the inventory consisting of fruit juice or (ii) 85% of the net orderly liquidation value of inventory consisting of fruit juice, in each case that Lender, in its sole discretion, deems eligible for borrowing purposes, minus (C) reserves that Lender may impose from time to time in its discretion (including without limitation, reserves for past due account payables owing to suppliers subject to the Perishable Agricultural Commodities Act) (the “Borrowing Base”).

(b)     Borrowers shall execute and deliver to Lender, by way of electronic transmission, schedules of all of its accounts receivable in form and substance satisfactory to Lender and if required by Lender (i) copies of Borrowers’ invoices to customer in respect thereof or the equivalent thereof, (ii) conclusive evidence of delivery for all goods sold, and (iii) all other information or documents as Lender may request. Eligibility of accounts receivable shall be determined by Lender, in its sole discretion, and shall exclude, among other things, (i) accounts receivable past due more than ninety (90) days past the original invoice date, (ii) foreign accounts receivable other than accounts receivable arising from sales to Canadian customers, (iii) crossaged accounts receivable, i.e. where more than twenty-five percent (25%) of the accounts receivable of any account debtor are past due more than ninety (90) days past the original invoice date, (iv) accounts receivable arising from sales to any Borrower’s affiliates, and (v) accounts receivable subject to any offset, deduction, defense, dispute, credits or counterclaim or the customer is also a creditor or supplier of any Borrower. For the avoidance of doubt, finished goods inventory that is eligible shall consist of (a) bottled labeled wine not older than the most recent two vintage years, (b) bottled labeled non-vintage-year wine, and (c) wine based cocktails packaged in a container, not older than eighteen (18) months, in each case of (a), (b) and (c), located at locations in the continental United States of America subject to a collateral access agreement acceptable to Lender or otherwise deemed eligible by Lender and juice inventory located at locations in the continental United States of America subject to a collateral access agreement acceptable to Lender or otherwise deemed eligible by Lender. Any eligible inventory shall not be slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not saleable at the cost of goods of such inventory, or unacceptable due to age, type, category and/or quantity or if it consists of gift cards, work-in-process, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, goods which are not of a type held for sale in the ordinary course of business, and any other goods that the Lender deems ineligible in its sole discretion

(c)       The sum of the aggregate outstanding principal amount of all Revolving Loans shall not exceed the lesser of (i) the Maximum Credit and (ii) the Borrowing Base. Notwithstanding the foregoing, in the event that aggregate outstanding principal amount of all Revolving Loans exceeds the lesser of (i) the Maximum Credit and (ii) the Borrowing Base, then Borrowers shall, immediately and without notice or demand, pay the amount of such excess to the Lender.

(d)       Except as herein otherwise provided, all Revolving Loans made to or for the Borrowers, including for the purposes of paying compensation and reimbursable expenses which have not otherwise been paid, shall be repayable on demand. However, the Lender agrees it will not demand repayment and will permit the Revolving Loans to be repaid from the collection of accounts receivable absent an Event of Default or prior to the termination of this Loan and Security Agreement. Upon the occurrence of an Event of Default or the termination of this Loan and Security Agreement, all of the Obligations of the Borrowers to the Lender shall, at the option of the Lender, be immediately due and payable in full.

(e)       All compensation and expense for which the Lender is entitled to be reimbursed hereunder shall be charged by the Lender to the Borrowers’ account monthly pursuant to the Lender’s statements therefore. The Lender shall make its statement of Borrowers’ account available by mail or online at the Lender’s option at the close of each month. Borrowers agree to view such statement online each month at https://ereports.merchantfin.com/ by using its assigned log in and password. The Lender’s monthly statement shall be considered correct and accepted by the Borrowers and conclusively binding upon the Borrowers, unless the Borrowers notify the Lender in writing of its exceptions thereto within forty-five (45) days of the last day of each month.

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(f)       The proceeds of the Revolving Loans shall be used by Borrowers for working capital and general corporate purposes. Without limiting the generality of the foregoing, Borrowers do not intend to use nor shall Borrowers use any portion of the proceeds of the Revolving Loans, directly or indirectly, for any purpose in violation of any applicable law.

2.	Interest and Fees.

(a)       Interest. All Revolving Loans shall bear interest at a per annum rate equal to the greater of (i) 12% and (ii) Prime Rate plus 3.75% per annum. For purposes of calculating interest due to the Lender, credit will be given to collections on the fifth business day after receipt, or if later, the day Lender is given irrevocable credit at its own bank for any items deposited by it “for collection” (the “Settlement Date”). The “Prime Rate” means the prime commercial interest rate as published in the Money Rates column of The Wall Street Journal (Eastern Edition); provided if the Money Rates column of The Wall Street Journal ceases to be published or otherwise does not designate a “prime rate” for any reason, Lender may use a similar published prime rate. Whenever the Prime Rate is changed, an equal change shall be made in the interest rate simultaneously with such change in the Prime Rate. If more than one such Prime Rate is published, the highest Prime Rate shall be applicable. From the date of occurrence of any Event of Default until the earlier of the date upon which (i) all Obligations shall have been paid and satisfied in full or (ii) such Event of Default shall have been waived, the applicable interest rate shall be increased by 3% per annum (such increased rate, the “Default Rate”). Interest shall be accrued daily and payable monthly in arrears on the first day of each month.

(b)      Facility Fees. In consideration of Lender’s agreement to extend financial accommodations to Borrowers hereunder, Borrowers agree to pay Lender an initial facility fee in the amount of Eighty Thousand Dollars ($80,000.00) which shall be paid to Lender upon the signing of this Loan and Security Agreement. On each renewal date Borrowers shall pay Lender a facility fee in an amount equal to one percent (1.00%) of the then Maximum Credit (the “Facility Fee”), which will be charged to the Borrowers’ loan account on or about such renewal date. All facility fees are non-refundable and fully earned as of the date charged.

(c)       Minimum Annual Charges. In the event that the Facility Fee and the standard (non-default) interest earned consisting of the spread above the Prime Rate (the “Lender Charges”) are less than One Hundred Twenty Thousand Dollars ($120,000.00) (the “Minimum Annual Charge”) in any contract year, the difference between the Lender Charges for such contract year and the Minimum Annual Charge will be charged to the Borrowers’ loan account on an annual basis.

(d)      Collateral Monitoring Fee. A collateral monitoring fee in the amount of $1,000.00 per month will be charged to the Borrowers’ loan account on the last day of each month.

(e)       Overadvance Interest and Fees. If the Revolving Loans exceed the lesser of (i) the Maximum Credit and (ii) the Borrowing Base at any time (such excess, an “Overadvance”), the Borrowers shall pay Lender, as additional compensation on such Overadvance, interest at two percent (2%) per annum over the interest rate set out in clause (a) above, plus a fee of one percent (1%) of the maximum amount of Overadvances existing during any calendar month. If governing law shall prohibit the foregoing charge, the Borrowers shall pay Lender, as additional compensation, the maximum additional interest permitted by law.

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(f)         Intentionally Omitted.

(g)       Maximum Compensation. Lender’s compensation shall be payable with respect to the daily cash balance owing Lender so long as any such balance exists, even after the maturity of the Borrowers’ Obligations to Lender. Upon the occurrence of an Event of Default hereunder, the minimum compensation for each quarter between the date of such Event of Default and the date this Loan and Security Agreement would expire but for the occurrence of such Event of Default shall become immediately due and payable. Lender shall not charge for compensation which, under the circumstances existing at the time, shall constitute a violation of the maximum permissible charge to a company for the loan or forbearance of money under applicable law. Provided any such law would not thereby be violated, the compensation payable for any prior or subsequent quarter hereunder may be increased to absorb, in whole or in part, the difference between the charges computed hereunder without reference to such law. The bona fide tender of a refund of any charges erroneously made in violation of applicable law shall be a full release of Lender.

(h)       Interest Calculation. All calculations of interest and fees hereunder shall be made by the Lender on the basis of a year of 360 days for the actual number of days elapsed in the period for which such interest or fees are payable. Each determination by the Lender of an interest rate, fee or other payment hereunder shall be conclusive and binding for all purposes, absent manifest error.

3.	Security

(a)       Grant of Security Interest. As security for the full and prompt payment and performance of any and all Obligations (as hereinafter defined), each Borrower, as debtor, hereby assigns, transfers and grants to Lender, as secured party, a continuing lien on and security interest in the Collateral (as hereinafter defined).

(b)       Nature of Security Interest and Obligations. The foregoing grant is made for the benefit of Lender and/or any others having a participation or other interest in any of the Obligations, in such proportions as Lender shall in its sole discretion determine. It is the true, clear, and express intention of Borrowers that the continuing grant of this security interest, and the Collateral covered hereby, remain as security for the full and prompt payment and performance of the Obligations, whether now existing or which may hereinafter be incurred by future advances otherwise and whether or not any of such Obligations is related to a transaction out of which any other Obligations arose, by class, or kind, or whether or not contemplated by the parties at the time of the granting of this security interest. Notice of the continuing grant of this security interest shall not be required to be stated on the face of any document representing any of such Obligations, nor otherwise identified as being secured hereby; and if any of such Obligations shall remain or become that of less than all of the Borrowers herein (if more than one), any Borrower not liable therefor hereby expressly hypothecates his, her, its, or their ownership interest in the Collateral to the extent required to satisfy any of said Obligations, without restriction, or limitation.

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(c)       Obligations Secured. The term “Obligations” shall include all liabilities, loans, advances, debts, obligations, covenants and duties of any kind or nature owing by Borrowers to Lender which may be evidenced by, or otherwise arise under or in connection with, one or more loan, credit or letter agreements, promissory notes, reimbursement agreements, or any other agreements and documents executed and/or delivered to Lender in connection with the Credit Facility, (as each may be amended, modified, extended or renewed from time to time, the “Loan Documents”), whether direct or indirect, absolute or contingent, joint, several or independent, secured or unsecured, liquidated or unliquidated, contractual or tortious now or hereafter existing, due or to become due to, or held or to be held by, Lender for its own account or as agent for another or others, whether created directly or acquired by assignment or otherwise, whether or not (a) evidenced by any note, guaranty or other instrument, (b) arising under any agreement, instrument or document, (c) for the payment of money, (d) arising by reason of an extension of credit, opening of a letter of credit, loan, banker’s acceptance, equipment lease or guarantee, or (e) arising from any amendments, extensions, renewals and increases of or to any of the foregoing, and all costs and expenses of Lender incurred in the documentation, negotiation, modification, enforcement, collection and otherwise in connection with any of the foregoing, including attorneys’ fees and expenses.

(d)       Collateral. The term “Collateral” as used herein means all of Borrowers’ right, title and interest in the following, wherever located and whether now owned or existing or hereafter acquired or created and all proceeds thereof:

All personal property of each Borrower, including without limitation all (a) accounts (including, without limitation, health-care-insurance receivables, accounts receivable and credit card receivables), (b) goods, including equipment, machinery, vehicles, rolling stock, furniture and fixtures, (c) chattel paper (whether tangible or electronic), (d) inventory (including raw materials, work in process, or materials used or consumed in such Borrower’s business, items held for sale or lease or furnished or to be furnished under contracts of service, sale or lease, and goods that are returned, reclaimed or repossessed), (e) general intangibles of every kind and nature, including without limitation licenses, domain names, websites, intellectual property, patents, trademarks and copyrights, and payment intangibles, (f) instruments (including promissory notes), (g) documents (including warehouse receipts), (h) deposit accounts and bank accounts of any nature, (i) investment property (including securities entitlements, securities accounts, commodity accounts, and commodity contracts), (j) letters of credit and letter-of-credit rights, (k) supporting obligations, (l) commercial tort claims, (m) farm products, (n) property now or hereafter in Lender’s control or possession (or in transit to or from, or under the custody or control of, Lender or any affiliate thereof), (o) books and records; and (p) with respect to all of the foregoing, all property relating thereto, including, without limitation, insurance proceeds, all software, computer programs, computer records, books and records, and all additions and accessions thereto, replacements thereof and substitutions therefor, and the products and proceeds thereof (including cash and non-cash proceeds), investments therein, income, rents, profits, benefits thereof or therefrom, including all cash and cash equivalents.

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Notwithstanding the foregoing, Collateral shall not include (a) nonassignable licenses or contracts, which by their terms require the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406, 9407 and 9408 of the UCC) or pledged equity interest, if a pledge of such equity interests would be prohibited or void or would require the consent of or waiver by the applicable third party, provided further, that upon the lapse of such prohibition or such consent or waiver being provided with respect to any license or contract, such license, contract or equity interests shall automatically be included in the Collateral, (b) any property which is subject to a capital lease, purchase money lien or similar equipment financing permitted under this Agreement, but only to the extent and for al long as a line in favor of Leeder would be prohibit by the terms of the related equipment financing agreement or would result in a termination thereof, and provided further, that upon the termination of such prohibition, such property shall automatically be deemed included in the Collateral, (c) any trademark application filed on an “intent to use” basis until the earlier of the filing of a statement of use with respect therteo or the issuance of a registration therefor, and (d) Excluded Accounts (as defined below). In addition, in the event any change in the U.S. tax laws would cause a pledge of some or all of the outstanding equity interest of a foreign subsidiary of Borrower to result in adverse tax consequences to the Borrower (as reasonable determined by the Borrower), the Collateral shall automatically and without further action required by and without notice, any person exclude such equity interests of such foreign subsidiary in excess of the maximum percentage of the outstanding equity interests of such foreign subsidiary that may be pledged without causing such adverse tax consequences. Excluded Accounts means (i) deposit accounts established in the ordinary course of business and used exclusively for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the employees of the Borrowers, (ii) deposit accounts used exclusively as escrow, fiduciary, withholding, tax payment or trust account, (iii) deposit accounts used exclusively to maintain cash subject to a lien permitted pursuant to the defined term “Permitted Liens”, and (iv) deposit accounts subject to a zero dollar balance.

All terms, unless otherwise defined in this Loan and Security Agreement or in any financing statement, shall have the definitions set forth in the Uniform Commercial Code as adopted and enacted and in effect from time to time in the State of New York (the “UCC”); provided that terms used herein which are defined in the UCC on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute, except (i) with respect to any modification or amendment to the definition of any category or type of collateral, which modification or amendment will apply automatically to such term as used in this Loan and Security Agreement as of the date thereof, and (ii) as Lender may otherwise determine.

(e)	Perfection; Further Assurances.

(i)       Each Borrower hereby grants Lender the right, and irrevocably authorizes Lender, in Lender’s sole discretion, to file, in form satisfactory to Lender, one or more financing statements, amendments thereto and continuations thereof (with, or, to the extent permitted by law, without the signature of such Borrower) under the UCC naming such Borrower as debtor and Lender as secured party and indicating therein the types or describing the items of Collateral herein specified, in all jurisdictions in which such filing is deemed by Lender to be necessary or desirable in order to perfect, preserve and protect its security interests in the Collateral. Such financing statements may describe the Collateral as “all personal property” or “all assets” or similar language. Each Borrower agrees to provide to Lender from time to time promptly upon request any information requested by Lender so that Lender can take any such action. Each Borrower hereby ratifies and confirms any of the foregoing actions taken by Lender. If required by Lender, each Borrower will execute, file and record any, notices, affidavits or other documents and take all such other actions as Lender may deem appropriate to protect or perfect its security interest in the Collateral or to otherwise accomplish the purposes of this Loan and Security Agreement. Each Borrower hereby agrees to pay on demand, and/or authorizes Lender to charge its account with the cost of, any and all preparation, filing, recording and other fees and expenses which Lender deems appropriate in order to protect or perfect its security interest in the Collateral or to otherwise accomplish the purposes of this Loan and Security Agreement, including without limitation the cost of all searches of public records as Lender in its sole discretion shall require. Notwithstanding the foregoing, Lender shall have no obligation to comply with any recording, rerecording, filing, re-filing, or other legal requirements necessary to establish or maintain the validity, priority or enforceability of, or Lender’s right in or to, the Collateral or any part thereof.

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(ii)       At the request of Lender, each Borrower will, at its own cost and expense, cause such liens and security interests as are governed by laws other than the UCC to be perfected and to continue to be perfected so long as the Obligations or any portion thereof is outstanding and unpaid or any commitment to lend by Lender with respect to the Obligations remains in effect.

(iii)       Immediately upon any Borrower’s receipt of any portion of the Collateral which itself, or the ownership of which, is or becomes evidenced by an agreement, instrument, document or other writing (including but not limited to promissory notes, documents of title, trade acceptances and warehouse receipts), such Borrower shall deliver the original thereof to Lender, together with appropriate endorsements or other specific evidence, in form and substance reasonably acceptable to Lender, of the assignment thereof to Lender.

(iv)       Each Borrower shall at any time and from time to time, take such steps as Lender may reasonably request for Lender to obtain an acknowledgement, in form and substance satisfactory to Lender, of any bailee or any other person having possession of any of the Collateral that the bailee or such other person holds such Collateral for Lender.

(v)       Each Borrower further covenants and agrees that, if any Collateral consists of letter of credit rights, electronic chattel paper, deposit accounts or supporting obligations not maintained with Lender or one of its affiliates, or any securities entitlement, securities account, commodities account, commodities contract or other investment property, or otherwise is subject to perfection by “control” (within the appropriate meaning pursuant to the UCC) with a financial intermediary, financial institution or otherwise, Each Borrower shall take all necessary steps as Lender may request to achieve and maintain control of such Collateral in Lender’s favor. Without limitation of the foregoing, each Borrower shall execute, and shall cause any depository institution or securities intermediary upon whose books and records the ownership interest of such Borrower in such Collateral appears, to execute such pledge agreements, notification and control agreements or other agreements as Lender deems necessary in order to perfect, prioritize and protect its security interest in such Collateral, in each case in a form satisfactory to Lender. Each Borrower shall, upon receipt of notice of termination of any such control agreement entered into between such Borrower, Lender and a depository institution or securities intermediary (the “Control Agreement”), or notice of the closing of any account which is the subject of such Control Agreement, cause the possessory Collateral which is the subject of such Control Agreement to be moved to another depository institution or securities intermediary subject to a new or amended control agreement, in a form satisfactory to Lender, executed by such Borrower and such other depository institution or securities intermediary, and delivered to Lender no later than ten (10) days before the scheduled termination date of the Control Agreement.

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(vi)       Each Borrower hereby grants Lender the right, in its sole discretion, at any time, (i) to transfer to or register in the name of itself or any of its nominees any of the Collateral, and whether or not so transferred or registered, to receive the income and dividends thereon, including stock dividends and rights to subscribe, and to hold the same as a part of the Collateral and/or apply the same as hereinafter provided; (ii) to exchange any of the Collateral for other property upon any reorganization, recapitalization, or other readjustment and in connection therewith to deposit any of the Collateral with any committee or depositary upon such terms as Lender may determine; (iii) in any bankruptcy or similar proceeding to file a proof of claim for the full amount of the Collateral and to vote such claim for or against any arrangement or with respect to any other matter; (iv) to contest, pay and/or discharge all liens, encumbrances, taxes or assessments on, or claims, actions or demands against, any of the Collateral and to take all actions and proceedings in its own name or in the name of such Borrower or any other appropriate person in order to remove or contest such liens, encumbrances, taxes, assessments, claims, actions or demands; or (v) to refrain from doing any of the foregoing, all without affecting the Obligations and the Collateral and without notice or liability to, or the consent of such Borrower except to account for property actually received by Lender.

(vii)       If any Borrower, as registered holder of any of the Collateral, shall receive any stock certificate, option or right, whether as an addition to, or in substitution or exchange for, any Collateral, or otherwise, such Borrower agrees to accept the same as Lender’s agent and to hold the same in trust for Lender, and to forthwith deliver the same to Lender in the exact form received, with such Borrower’s endorsement thereof if requested by Lender, to be held by Lender as part of the Collateral. Each Borrower hereby assigns to Lender all of such Borrower’s rights (but none of its obligations) in, to and under all collateral, guarantees, subordinations and other rights and benefits now or hereafter received by such Borrower with respect to the Collateral and agrees to deliver to Lender, upon demand, all agreements, instruments and or documents evidencing same, endorsed and/or accompanied by instruments of assignment and transfer, in such form and containing such terms as Lender may request.

(viii)       If any Borrower shall at any time, acquire a commercial tort claim with a value in excess of $100,000, as defined in the UCC, such Borrower shall immediately notify Lender in a writing signed by such Borrower of the brief details thereof and shall grant to Lender in such writing a security interest therein and in all proceeds thereof, all of which shall be upon and subject to the terms of this Loan and Security Agreement, with such writing to be in form and substance satisfactory to Lender.

(ix)       Notwithstanding the possession at any time of any of the Collateral by Lender, whether on its own behalf or on behalf of others, Borrowers shall remain jointly and severally liable for the payment in full of the Obligations. Each Borrower assumes all liability and responsibility for the Collateral, and the obligation of Borrowers to pay the Obligations shall in no way be affected or diminished by reason of the fact that any of the Collateral may be lost, destroyed, stolen, damaged or for any other reason whatsoever unavailable to Borrowers or that the value of the Collateral shall be diminished.

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(x)       Each Borrower does hereby make, constitute and appoint any officer or agent of Lender as such Borrower’s true and lawful attorney in fact, with power to (i) file any claim, and or do any and all things and take any other action or proceedings, either in its own name or in the name of such Borrower or otherwise, alone or jointly, which Lender may deem necessary or advisable to carry out the intent of this Loan and Security Agreement; (ii) endorse the name of such Borrower or any of such Borrower’s officers or agents upon agreements, applications, notes, checks, drafts, money orders, invoices, bills of lading, communication relating to any account receivable, or other instruments of payment or Collateral that may come into the possession of Lender in full or part payment of any amounts owing to Lender; (iii) perform verifications of accounts receivable; (iv) request and receive from Borrowers’ accountants all information pertaining to such Borrower; or (v) otherwise perfect a security interest in the Collateral, and granting to such Borrower’s said attorney full power to do any and all things necessary to be done in and about the premises as fully and effectually as such Borrower might or could do, including the right to sue for, compromise, settle and release all claims and disputes with respect to, the Collateral. Each Borrower hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest, and is irrevocable. Each Borrower acknowledges and agrees that the power of attorney herein granted is for the benefit of Lender and does not require Lender to act for the benefit of any Borrower as principal; and the power of attorney herein granted is not intended to make Lender a fiduciary for any Borrower. Lender hereby accepts this power of attorney and all powers granted hereunder for the benefit of Lender. Each Borrower hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this subsection is irrevocable and coupled with an interest.

4.	Conditions Precedent

(a)       It shall be a condition precedent to making the initial Revolving Loan that the Lender receive such documentation as it may request, including without limitation, the following, each in form and substance satisfactory to the Lender in all respects: (1) this Loan and Security Agreement duly executed by the Borrowers, (2) Validity Guarantees executed by Andrew Kim and Mark T. Lynn (the “Individual Guarantors”) in favor of the Lender, (3) Corporate Guarantees and Guarantor Security Agreements executed by Amass Brands Inc., Project Crush Acquisition Corp LLC, Project Crush Wholesale Sub LLC and Project Crush DTC Sub, LLC (the “Corporate Guarantors” and together with the Individual Guarantors, the “Guarantors”) in favor of the Lender, (4) a resolution by each Borrower’s Board of Directors approving and authorizing the execution, delivery and performance of the Loan Documents (as defined below) and any transaction contemplated thereby as well as the incumbency and signatures of those authorized to sign and act with respect to the Loan Documents, (5) collateral access agreements with respect to all of Borrowers’ locations, (6) a subordination and intercreditor agreement, in ofrm and substance acceptable to Lender with any party that has a lien on the Borrower’s assets, (7) such other collateral and security documents designed to create and perfect the Lender’s security interest in certain assets of Borrowers and any other documents or instruments related thereto as reasonably required by the Lender and its counsel, (8) cooperation agreement executed by the Individual Guarantors in favor of the Lender, (9) evidence that all licenses, authorizations, waivers and permits required for the ownership, storage, sale and distribution of all alcohol owned by the Borrowers (the “Required Liquor Licenses”) for all states in which the Borrowers operate and (10) any other documents as the Lender may require. The items referred to above in this Section 4(a) as well as any documents hereafter executed by the Borrowers in favor of the Lender in connection with the Credit Facility shall be referred to herein as the “Loan Documents”.

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(b)       It shall be a further condition precedent to any Revolving Loan that on the date of such Revolving Loan (the “Credit Extension Date”), that (1) the representations and warranties contained in the Loan Documents are true and accurate in all respects on and as of such date, and (2) no Event of Default or other breach under any Loan Document has occurred and is continuing or would result from such Revolving Loan.

5.	Representations and Warranties

In order to induce the Lender to enter into this Loan and Security Agreement and to make available the Credit Facility provided for herein, each Borrower makes the following representations to the Lender, all of which shall survive the execution and delivery of the Loan Documents:

(a)       Organization. Its type of organization, jurisdiction of organization, registration number and chief executive office are as set forth on Exhibit A attached hereto and made a part hereof, and are true and correct on the date hereof, and it will provide Lender at least thirty (30) days prior written notice of any change in any of the foregoing.

(b)       Good Standing and Due Qualification. It (i) is an entity duly organized, validly existing and in good standing under the laws of the state of its jurisdiction of organization, (ii) is duly qualified, authorized to do business and in good standing in each jurisdiction where it is engaged in business except where failure to be so qualified would reasonably be expected to result in a material adverse effect on the its operations and (iii) has the full power, authority and legal right to own its assets and conduct its business as it is now being conducted.

(c)       Legal Name and Address. Its legal name is exactly as set forth above in the address to this Loan and Security Agreement, and it has not in the past five years changed its legal name or been known by any other name, been party to a merger, consolidation or other change in structure, changed or had its registration number in its state of organization changed, except as may be set forth on Exhibit A hereto.

(d)       Corporate Power and Authority, Enforceability, No Conflict. (i) It has the requisite power and authority to execute, deliver and carry out the terms of the Loan Documents and has taken all necessary company action to authorize the execution, delivery and performance of the Loan Documents, (ii) each of the Loan Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that enforceability of any such Loan Document may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or limiting the right of specific performance, and (iii) the execution and delivery of, the performance of its Obligations under, and compliance with the provisions of the Loan Documents by such Borrower will not: (A) contravene any existing applicable law, statute, rule or regulation or any judgment decree or permit to which it is subject, the contravention of which would have a material adverse effect on the its operations; (B) conflict with, or result in any breach of any of the terms of, or constitute a default under, any material agreement or other instrument to which it is a party or is subject or by which it or any of its property is bound; (C) contravene or conflict with any provisions of the its Articles of Organization and Operating Agreement; or (D) result in the creation or imposition of, or oblige it or any of its subsidiaries to create, any lien or encumbrance on its or its subsidiaries’ assets, rights or revenues, except as provided for in the Loan Documents.

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(e)       Ownership of Collateral. (i) Borrowers are the legal and beneficial owners of the Collateral and have good, marketable and indefeasible title thereto, including the exclusive right to pledge, grant a security interest in, sell, assign or transfer such Collateral, (ii) Borrowers have the power and authority to own the Collateral, to grant the liens and security interests therein to Lender as provided herein, and to enter into and perform this Loan and Security Agreement and any other document or instrument delivered in connection herewith, and (iii) the Collateral is free from all encumbrances and rights of setoff of any kind except the lien in favor of Lender created by this Loan and Security Agreement and other liens consented to in writing by Lender.

(f)       Location of Collateral. The location of all Collateral owned by each Borrower is as shown on Exhibit A hereto, and each Borrower’s records concerning the Collateral are kept only at such location(s).

(g)       Accounts Receivable. At the time any Borrower notifies Lender of the existence of any account receivable, such account receivable shall be good and valid, representing an undisputed bona fide indebtedness incurred by the customer named therein for merchandise theretofore delivered pursuant to a contract of sale or lease or for services thereto fore performed by such Borrower with or for said customer; no agreement under which any deduction or discount may be acquired shall have been made with such customer except as indicated in the written “schedule” invoice furnished to Lender concurrently with such Borrower’s notifying Lender of the existence of the account receivable; and the net amount so derived from each account receivable shall have been paid in full at its maturity as expressed in the invoices evidencing such account receivable and the schedule pertaining thereto.

(h)       Deposit Accounts. All deposit accounts of each Borrower as of the Effective Date are set forth on Exhibit A.

(i)      Litigation. No litigation arbitration or administrative proceeding is pending or, to the knowledge of any Borrower and its respective officers, threatened against any Borrower or any other person affiliated with any Borrower, which could have a material adverse effect on the business, assets or financial condition of the Borrower or of any other person affiliated with any Borrower.

(j)      Disputes. There is not in existence nor to any Borrower’s knowledge is there likely to occur any dispute with any governmental or other authority or any other dispute of any kind which in any such case, may materially adversely affect it or its business or assets.

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(k)       Undisclosed Obligations. Except as disclosed to the Lender and listed on Schedule 5(k) and for Permitted Indebtedness, Borrowers are not materially indebted or subject to any material obligation towards any third party, as debtor, or as guarantor. As used herein, “Permitted Indebtedness” means with respect to any Borrower, (i) Borrower’s indebtedness to Lender under the Loan Documents, (ii) subordinated debt subject to a subordination agreement in form and substance acceptable to Lender, (iii) unsecured Indebtedness to trade creditors incurred in the ordinary course of business, (iv) indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business, (v) indebtedness owed to any party providing workers’ compensation, health, disability or other employee benefits pursuant to reimbursement or indemnification obligations to such party, in each case in the ordinary course of business, (vi) indebtedness in connection with Borrower’s corporate credit cards, (vii) other unsecured indebtedness in an amount not to exceed $100,000 in the aggregate, and (viii) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (i) through (viii) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower.

(l)       Immunity. To the knowledge of the Borrowers, neither the Borrowers nor any of their assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).

(m)	Consents, Approvals.

(i)       Every consent, authorization, license or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Borrower to authorize, or required by any Borrower in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Loan Documents or the performance by any Borrower of its obligations under the Loan Documents has been obtained or made and is in full force and effect and there has been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same.

(ii)       (A) Schedule 5(m) attached hereto contains a true, accurate and complete list of all of the Required Liquor Licenses, (B) each Required Liquor License was duly and validly issued by the appropriate governmental agency pursuant to procedures which comply with all requirements of applicable law, (C) no event or circumstance exists which is likely to lead to the revocation of any Required Liquor License, (D) each Required Liquor License is in full force and effect and does not conflict with the valid rights of others, (E) no investigation, notice of apparent liability, violation, forfeiture or other order or complaint has been issued by or before any court or regulatory body, which could in any manner threaten or adversely affect the validity or continued effectiveness of the Required Liquor Licenses or give rise to any order of forfeiture, (F) no Borrower has any reason believe that any of the Required Liquor Licenses will not be renewed in the ordinary course, and (G) each Borrower (and each prior holder of any Required Liquor License) has filed in a timely manner all material reports, applications, documents, instruments and information required to be filed by it pursuant to applicable rules and regulations or requests of every regulatory body having jurisdiction over any Required Liquor Licenses.

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(n)       Financial Condition. All balance sheets, earnings statements and other financial data which have been or may hereafter be furnished to Lender, do or shall fairly represent the financial condition of the Borrowers as of the dates, and the results of its operations for the periods for which the same are furnished; all other information heretofore furnished to Lender is, and all information hereafter furnished to Lender shall be accurate and correct in all material respects and not fail to disclose any fact necessary to make the information furnished not misleading.

(o)      Investment Company. No Borrower is an “investment company” or a company controlled by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Borrower is subject to regulation under any federal or state statute or regulations that limit its ability to incur any indebtedness.

(p)      Margin Stock. No Borrower is engaged principally in the business of extending credit for the purpose of purchasing or carrying any “Margin Stock” as defined in Regulation U, and no part of the proceeds of any extension of credit hereunder will be used in a manner that would result in the extensions of credit being deemed to be a “purpose credit” under Regulation U of the Federal Reserve Board, as the same may at any time be amended or modified and in effect.

(q)      No Default. No Borrower is, nor would it be with the giving of notice or lapse of time, in breach of or in default under any agreement relating to indebtedness to which it is a party or by which it may be bound or under any material agreement binding upon it.

6.	Reporting Requirements.

Each Borrower, and by signing below each Guarantor hereby agree that, so long as the Credit Facility remains in effect and any amount is due and owing to Lender thereunder, they shall submit to the following reporting requirements:

(a)       Annual Financial Statements. As soon as available, but not later than one-hundred fifty (150) days after the end of each fiscal year, beginning with the fiscal year ended December 31, 2023, (A) the Borrowers’ annual reviewed consolidated and consolidating financial statements for or as of such fiscal year, prepared in accordance with generally accepted accounting principles and reviewed by certified public accountants acceptable to Lender (it being understood that DBB McKennon is acceptable to Lender); (B) a comparison in reasonable detail to the prior year’s reviewed Financial Statements; and (C) upon Lender’s request, a management letter and a statement indicating that the Auditors have not obtained knowledge of the existence of any Event of Default during their audit.

(b)      Corporate Federal Tax Return. As soon as available but no later than 30 days from filing, a copy of Borrowers’ federal tax return.

(c)       Monthly Financial Statements. As soon as available, but not later than thirty (30) days after the end of each fiscal month, commencing with the end of the fiscal month following the Effective Date, (A) the Borrowers’ compiled interim consolidated financial statements as at the end of such fiscal month, on an individual basis with respect to each of the Borrowers and their affiliates, and (B) a certification by the Representative Borrower’s chief financial officer that such financial statements have been prepared in accordance with GAAP and are fairly stated in all material respects (subject to normal year-end audit adjustments).

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(d)       Projections. (i) Not later than sixty (60) days before the end of each fiscal year of the Borrowers and (ii) within sixty (60) days of any renewal date, the business plan of the Borrowers, in form and substance acceptable to Lender, certified by the Representative Borrower’s chief financial officer for the 12-month period commencing with the following fiscal year.

(e)       Agings. Monthly, not later than the 10th day of each month, agings of each of the Borrower’s accounts receivable and accounts payable, prepared on an invoice basis, in scope and detail satisfactory to the Lender, as of the last day of the preceding month, and certified by the Representative Borrower’s chief financial officer.

(f)       Inventory. Twice each month, not later than (i) the 10th day of each month, a report of each of the Borrower’s inventory as of the last day of the preceding month and (ii) the 25th day of each month, a report of each of the Borrower’s inventory as of the 15th day of such month, each in form and substance acceptable to Lender, based upon a perpetual inventory, which shall describe such inventory by category (including by vintage year), item (in reasonable detail) and location.

(g)       Guarantors’ Financial Information. The Guarantors shall furnish to the Lender as soon as practicable, but in any event (i) no later than sixty (60) days after the end of each calendar year and (ii) within sixty (60) days of any renewal date, personal financial statements of Guarantors in form and substance reasonably satisfactory to the Lender in all respects.

(h)       Quarterly Financial Statements. As soon as available, but not later than thirty (30) days after the end of each fiscal quarter, commencing with the end of the fiscal quarter following the Effective Date, (A) the Borrowers’ compiled interim consolidated and consolidating financial statements as at the end of such fiscal quarter and (B) a certification by the Representative Borrower’s chief financial officer that such financial statements have been prepared in accordance with GAAP and are fairly stated in all material respects (subject to normal year-end audit adjustments).

7.	Cash Management

(a)       Borrowers will cause all proceeds of Collateral arising from Borrowers’ ecommerce and/or credit card sales to be deposited into a deposit account (the “Concentration Account”) with a financial institution reasonably acceptable to the Lender (the “Concentration Account Bank”). Upon the Effective Date, each of the Borrowers, the Lender and the Concentration Account Bank shall enter into a tri-party deposit account control agreement directing said Concentration Account Bank to transfer all funds deposited in such deposit account to the Lender for application to the Obligations. The Lender does not assume any responsibility for any Concentration Account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Each Borrower will notify account debtors with respect to all sales, other than ecommerce or credit card sales, that all payments on accounts shall be remitted to a lockbox controlled by Lender with the following payment instructions: by check be made to such Borrower at P.O. Box [***] and by wire pursuant to the following wire instructions: [***], for the account of Merchant Financial Corporation, account # [***]. (the “Lockbox Account”). If any Borrower shall receive proceeds of Collateral including C.O.D. collections, it shall hold such proceeds in trust for Lender and turn over such proceeds to Lender in the form received. All amounts paid to the Lockbox Account, or otherwise collected or received by Lender for Borrowers’ account, shall be credited to Borrowers’ loan account for application to the Obligations. Until the Borrowers furnishes Lender with satisfactory evidence to the contrary, Lender shall be entitled to rely absolutely on any oral or written advice given to it or its designee by or on behalf of customer in determining the eligibility of accounts receivable or the occurrence of an Event of Default. From time -to -time Lender may confirm accounts receivable directly with customers. Borrowers agree to use their best efforts to grant Lender read-only, online access to its credit card and customer payment portals.

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(b)       Lender may, at its option, pay itself or others, or reserve for payment, any amount required to be paid by the Borrowers to cure or prevent a breach of any covenant or warranty contained herein, or in any note or other agreement made by any Borrower to Lender, or any apparent breach by reason of any Borrower’s failure to furnish Lender with satisfactory evidence of such Borrower’s having made such payment itself. Each amount so paid or reserved for payment by Lender shall be deemed a loan to the Borrowers and shall be added to the cash balance owing to Lender. Lender’s making one or more such payments or establishing one or more such reserves shall not constitute its agreement to take any further or similar action on any other occasion or a waiver of any Event of Default by any Borrower.

(c)       All loans and credits shall be repayable, together with interest and charges, at the Lender’s address set forth above or such other address as may be set forth in a note or other written notice by the Lender or agreement in a particular instance. Payments, other than cash and wire transfers, which shall be credited to the Borrowers on the date of receipt by Lender shall be credited to the Borrowers immediately for calculating the amount available to Borrowers for borrowing purposes, and as of the Settlement Date (as set forth in Section 2(a) hereof) for interest calculation purposes. Such credits shall be conditional upon final payment to Lender at its own office or bank in New York, NY, in cash or solvent credits of the items giving rise to them, and if any item is not so paid, the amount of any credit given for it shall be charged to the Borrowers whether or not the item is returned.

(d)       No Borrower shall open any new deposit accounts unless (i) such Borrower shall have given at least thirty (30) days prior written notice to Lender and Lender has consented in writing, and (ii) Lender shall first have entered into an account control agreement in form and substance satisfactory to Lender sufficient to give Lender “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account.

8.	Covenants

(a)       Each Borrower shall (i) provide the Lender with such financial and other information concerning such Borrower and its affairs, as the Lender may from time to time reasonably require, (ii) promptly inform the Lender of any occurrence of which it becomes aware which might adversely affect its ability to perform its obligations under the Loan Documents and of any Event of Default under the Loan Documents forthwith upon becoming aware thereof, and (iii) promptly inform the Lender of any litigation threatened in writing or administrative or arbitration proceedings before or of any court, tribunal, arbitrator of other relevant authority materially affecting such Borrower or its assets which involves more than $75,000 individually or together with other pending threats or proceedings.

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(b)       Each Borrower shall (i) obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every material consent, authorization, material license (including all Required Liquor Licenses) or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things, which may from time to time be necessary or desirable under applicable law for the continued due performance of all its obligations under the Loan Documents; (ii) comply in all material respects with all applicable laws, rules, regulations and orders of any governmental agency having jurisdiction over such Borrower; (iii) pay to the appropriate governmental authorities when due, all federal, state, local and other taxes required to be paid or deposited by such Borrower, except that such Borrower may defer any such payment while such Borrower is diligently contesting the respective taxes in good faith by appropriate proceedings, but any such deferment shall not extend beyond the time when such unpaid taxes would become a lien upon any of such Borrower's assets. Each Borrower will furnish the Lender promptly at the Lender's request with evidence satisfactory to the Lender establishing payment of such taxes, assessments and contributions. In the Lender's discretion, the Lender shall have the right (but shall not be obligated) to pay any such tax, assessment or contribution (including any interest or penalties thereon) for such Borrower's benefit in the event such Borrower shall fail timely to do so; any such payment shall bear interest at the interest rate specified herein. Each Borrower shall, promptly on demand, reimburse the Lender for any such payment and any costs and expenses (including reasonable attorneys' fees) which the Lender may incur in connection therewith.

(c)       Each Borrower will maintain its company existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained and shall not merge or consolidate with any other person or permit any change in the control or ownership structure of such Borrower.

(d)       Except as disclosed to the Lender and listed on Schedule 8(d) and for Permitted Liens, no Borrower shall grant, create, incur or permit to exist any lien on or in any of the Collateral (except the lien in favor of Lender created by this Loan and Security Agreement), permit any of the Collateral to be levied upon under any legal process, or sell, assign or dispose of any of the Collateral (except in the ordinary course of business or as otherwise permitted in writing by Lender) and Borrowers shall promptly notify Lender of the imposition at any time of any lien or encumbrance upon any of the Collateral, other than as permitted herein. “Permitted Liens” means (i) liens for taxes, fees, assessments or other government charges or levies, either (x) not due and payable or (y) being contested in good faith and for which any Borrower maintains adequate reserves, (iii) purchase money liens on equipment if such lien is confined to the property and improvements and the proceeds of the equipment, (iv) liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business, (v) liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default, (vi) customary liens of any bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account or securities account of any Borrower, (vii) liens imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s and mechanics’ liens, statutory landlords’ liens, and other similar liens arising in the ordinary course of business, and (viii) leases or subleases of real property granted in the ordinary course of any Borrower’s business and leases, subleases, nonexclusive licenses or sublicenses of personal property granted in the ordinary course of any Borrower’s business.

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(e)       No Borrower shall sell, transfer, lend or otherwise dispose of or cease to exercise direct control over any part of its assets, undertakings or revenues which, in the opinion of the Lender, is material, except for (i) inventory in the ordinary course of business; (ii) of worn-out, surplus or obsolete equipment that is, in the reasonable judgment of such Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of such Borrower; or (iii) any Borrower’s use or transfer of money in a manner that is not prohibited by the terms of the Loan Documents; so long as the proceeds of such sale or transfer are remitted to the Lockbox Account.

(f)       Neither the Borrowers nor any of its subsidiaries shall enter into any transaction with any of its affiliates, unless such transaction is on terms not materially less favorable to the Borrowers or to any such subsidiary than if the transaction had been negotiated in good faith on an arm’s length basis with a non-affiliate.

(g)       No Borrower shall declare or pay any dividends on or make any other distribution with respect to any equity interests without prior written consent of Lender, provided that so long as no Event of Default has occurred and is continuing or would result from such payment, Borrowers may make annual distributions in an amount not to exceed fifty percent (50%) of their net profits for the purpose of funding tax obligations of their members.

(h)      Borrowers will immediately notify Lender of all cases of returns, rejection, repossession, loss or damage with respect to merchandise and any credit or adjustment granted or discount or offset taken with respect to an account receivable, which involves more than $40,000 individually or together with other returns from the customer obligated on such account receivable.

(i)       Borrowers shall cooperate with Lender in perfecting all security interests granted herein and in obtaining such agreements from third parties as Lender deems necessary, proper or convenient in connection with the preservation, perfection or enforcement of any of its rights hereunder, including waivers from landlords, warehousemen, and mortgagees, and any other person having an interest in real estate where any Collateral is or is to be attached, installed or located.

(j)       Borrowers shall pay when due all transportation, storage and warehousing charges affecting or arising out of the Collateral.

(k)      Each Borrower shall (i) keep the Collateral in good order and repair at all times and immediately notify Lender of any event causing a material loss or decline in value of the Collateral, whether or not covered by insurance, and the amount of such loss or depreciation, (ii) not change the location of the Collateral or such Borrower’s records concerning the Collateral without Lender’s prior written consent, (iii) defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein, (iv) not allow any third party to gain control of all or any part of the Collateral, and not use any portion of the Collateral in any manner inconsistent with this Loan and Security Agreement or with the terms of any policy of insurance thereon and (v) not allow any part of the Collateral to be or become an accession to other goods not covered by this Loan and Security Agreement.

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(l)        In the event of any partial or complete loss or destruction of any of the Collateral by any means, each Borrower shall, at its own expense, cause such repairs to be made as Lender may deem appropriate for its protection or, at the option of Lender, replace such Collateral with new Collateral having a value equal to the value of the lost or destroyed Collateral prior to such loss or destruction. Each Borrower agrees, at its own expense, to keep all insurable Collateral insured against loss or damage by fire, theft, sprinkler leakage or any other risk to which the Collateral may be subject (including without limitation risk of flood if any Collateral is maintained at a location in a flood hazard zone, and such other risks and hazards as Lender may specify), for the full insurable value thereof, under policies and with insurers acceptable to Lender, which policies shall contain a standard Lender’s Loss Payable Clause issued in favor of Lender under which all losses thereunder shall be payable to Lender as Lender’s interests may appear. Such policies shall expressly provide for at least thirty (30) days prior written notice to Lender of any intended cancellation or modification of the policy, and shall insure Lender notwithstanding the act or neglect of any Borrower. Each Borrower will deliver to Lender on request duplicate copies of policies and certificates of such insurance with evidence of payment of the premium thereon. If any Borrower fails to provide or maintain said insurance, then, in addition to any other right or remedy that Lender may have and without waiving the consequences of such default, Lender may but need not obtain and maintain said insurance, at the sole expense of Borrowers, which expense shall be deemed an Obligation and shall be payable to Lender on demand. Lender is irrevocably authorized to file claims and shall have the sole right to adjust, settle and collect claims under said insurance by such means, at such times, on such terms and in the name of Lender or Borrowers, as Lender may see fit and in the name and on behalf of Borrowers to execute releases and endorse checks or drafts payable in respect of any such insurance claims. All sums received by Lender from any such insurance may be applied by Lender to repair or replace Collateral, held as part of the Collateral and/or applied to reduce the Obligations, all in Lender’s sole discretion.

(m)       The Borrowers covenant that their combined Tangible Working Capital shall not be less than Seven Million Dollars ($7,000,000.00) at the end of each of Borrowers’ fiscal quarters unless otherwise agreed to in writing by Lender. “Tangible Working Capital” is defined as current assets less current liabilities (including any Loans hereunder). Current assets include cash, cash equivalents, trade accounts receivables, and inventory other than accounts receivable and inventory that Lender, in its discretion, determines to be ineligible for inclusion in the calculation of Tangible Working Capital.

(n)       The Borrowers covenant that their combined Tangible Net Worth shall be at least Seven Million Dollars ($7,000,000.00) at the end of each of Borrowers’ fiscal quarters unless otherwise agreed to in writing by Lender. “Tangible Net Worth” is defined as shareholder’s equity plus subordinated loans, if any; net of intangibles, goodwill, deferred costs, all amounts owing by related parties, and the value of accounts receivable and inventory that Lender, in its discretion, determines to be ineligible for inclusion in the calculation of Tangible Net Worth.

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(o)       Each Borrower shall (i) maintain books and records (including computer records and programs) of account pertaining to the assets, liabilities and financial transactions of the Borrowers and (ii) permit the Lender or one or more designees of Lender to perform such field examinations, collateral analysis, monitoring or such other business analysis (“Field Exams”) or appraisals of Collateral (“Appraisals”) as reasonably required by Lender and shall in connection therewith provide the Lender with access during normal business hours with reasonable prior notice (provided that after the occurrence and during the continuance of an Event of Default, the Lender shall be provided access at any time) to all facilities and all books and records of the Borrowers required by Lender to conduct such audits and appraisals. Lender may discuss the affairs, finances and business of the Borrowers with any officer, employee or director thereof or with the Borrowers’ accountants, all of whom are hereby authorized to disclose to the Lender all financial statements, work papers, and other information relating to such affairs, finances or business. The Borrowers shall reimburse the Lender for the out-of-pocket costs and expenses of any such Field Exam. If the Lender’s own employees are used, the Borrowers shall also pay such reasonable per diem allowance as the Lender may from time to time establish, or, if outside examiners or accountants are used, the Borrowers shall also pay the Lender such sum as the Lender may be obligated to pay as fees therefor. All such costs and expenses may be charged to the Borrowers’ account. Notwithstanding anything to the contrary contained herein, absent an Event of Default, (i) no more than three (3) Field Exams shall be conducted during any one calendar year at Borrowers’ expense and (ii) no more than one (1) full Appraisal and three (3) follow up “evaluations” with respect to finished goods inventory and one (1) full Appraisal with respect to inventory consisting of fruit juice shall be conducted during any one calendar year at Borrowers’ expense.

9.             Defaults. The occurrence of any of the following shall constitute an “Event of Default” under this Loan and Security Agreement:

(a) Any Borrower fails to pay, when due, any Obligation or to promptly remit to Lender, in kind, any payment received by any Borrower for any account receivable; (b) any statement, representation or warranty made by any Borrower or any Guarantor orally or in writing under or in connection with this Loan and Security Agreement or any Loan Documents shall be untrue, incorrect or misleading when made or during the period covered thereby; (c) any Borrower commits any breach or default in the performance of any covenant or other agreement in this Loan and Security Agreement or any Loan Documents; (d) any Borrower suspends or ceases operation of all or a material portion or line of such Borrower’s business; (e) there shall be issued or filed against any Borrower or any guarantor any attachment, injunction, order, writ, or judgment affecting such Borrower or the Collateral that is not vacated, stayed, bonded, satisfied or otherwise removed within thirty (30) days after such issuance or filing; (f) any material portion of Collateral or other property of any Borrower or any Guarantor is taken or impaired through condemnation; (g) any Borrower or any of its senior management is or at any time has been criminally indicted or convicted for a felony offense under any state or federal law; (h) any Borrower or any Guarantor becomes insolvent, becomes unable to pay its debts as they mature, makes an assignment for the benefit of creditors, or if a receiver is appointed for any of the Collateral, or if a petition under any provision of Title 11 of the United States Code, as amended or modified from time to time, is filed by or against any Borrower or any Guarantor; (i) any Guarantor that is a natural person shall die or be declared incompetent; any Person that is a partner in a partnership or a member in a limited liability company that is a guarantor shall die (if such Person is a natural person) or withdraw from such partnership or limited liability company and in each case a is not replaced within thirty (30) days with someone acceptable to Lender; or the dissolution, merger or consolidation of any Borrower or any Guarantor that is a corporation or a limited liability company; (j) any Guarantor shall challenge the validity, enforceability or effectiveness of, terminate, seek or purport to seek, termination of such Guarantor’s guaranty; (k) from and after the Effective Date, the sale, transfer, or exchange, either directly or indirectly, of more than twenty percent (20%) in the aggregate of the equity interests in any Borrower; (l) failure of Lender to have a perfected first priority security interest in any of the Collateral; (m) any event of default (which shall be continuing) with respect to any indebtedness of any Borrower to any other individual or entity if such default would enable said individual or entity to accelerate the maturity of such indebtedness; or (n) there exists or occurs any event or condition with respect to, or any change in the financial condition or affairs of, any Borrower which materially adversely affects the performance of Borrowers of their obligations hereunder or under any other Loan Document.

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10.	Remedies.

(a)       Upon the occurrence of any Event of Default, (a) any or all of the Obligations shall, at the option of Lender and notwithstanding any time or credit allowed by any instrument evidencing any Obligation, be immediately due and payable without notice, demand or presentment; (b) Lender may, in its discretion, take possession of the Collateral and, for that purpose, may enter, with the assistance of any persons, any premises where the Collateral or any part thereof may be located, and retain possession of the Collateral at such premises or remove the same therefrom; (c) Lender may notify the post office authorities to change the address for delivery of mail addressed to the Borrowers and to receive, open and dispose of such mail, any such mail not retained by Lender to be forwarded to Borrowers; (d) Each Borrower shall, at the request of Lender, assemble and/or deliver the Collateral at such places as Lender may designate and cooperate in all other respects with Lender in the exercise of its rights hereunder; (e) Lender may vote any shares of stock or other securities and exercise all or any powers with respect thereto with the same force and effect as an absolute owner thereof; (f) Lender may transfer Collateral into its own name or that of its nominee, receive income and proceeds thereon and/or sell any of the Collateral or cause the same to be sold in the Borough of Manhattan, New York City, or elsewhere, in one or more sales or parcels, at such price and on such terms as Lender may deem advisable, for cash or on credit, for immediate or future delivery, without assumption of any credit risk, at any public or private sales or other dispositions, without demand of performance (which demand is hereby expressly waived), on at least five (5) days’ notice to Borrowers (if any notice is required by law) of any public sale or the time after which a private sale or other disposition may be made (which notice Borrowers acknowledge is reasonable), and in connection therewith may grant options and may impose reasonable conditions thereon, and the purchasers of any of the Collateral so sold shall thereafter hold the same absolutely, free from any claim or right of any kind, including any equity of redemption of Borrowers (any such equity being hereby expressly waived and released), and Lender or any of its nominees or agents may buy at any public sale and if the Collateral is of a type sold in a recognized market, or is of a type which is the subject of widely distributed standard price quotations, buy at private sale; (g) Lender shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given; and (h) in addition to and notwithstanding any other rights granted by law or herein (or any limitations contained herein on any such rights), Lender shall have all of the rights and remedies with respect to the Collateral of a secured party under the UCC. Borrowers agree that any action taken by Lender in accordance with this paragraph shall be deemed to be commercially reasonable.

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(b)      If in its sole discretion Lender deems it desirable, it may remove any Collateral held by it from the place where it may now or hereafter be located to any other place and deal with it there as herein provided. Lender has no obligation to marshal Collateral or otherwise prepare the Collateral for sale and may specifically disclaim any warranties as to the Collateral, including those of title, merchantability and fitness for a particular purpose.

(c)       Lender, at any time, at its option, may apply all of any net cash receipts from the Collateral (whether received on a sale of the Collateral or otherwise) to the payment, in whole or in part, of principal of and/or interest on any or all of the Obligations, whether or not then due, allocating the same as it shall elect, making rebate of interest or discount to the extent required by law and so as not to make the rate of interest charged unlawful with respect to any Borrower or Lender. If any Obligations shall be contingent, Lender may retain a sufficient amount of the net cash receipts from the Collateral as additional Collateral to cover the largest aggregate sum which may become due or owing thereunder with prospective interest, costs, expenses and attorneys’ fees and shall not be charged with any interest with respect thereto. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all of the Obligations, Borrowers shall be liable of the deficiency and the fees of any attorneys employed by Lender to collect such deficiency.

11.         Additional Security; Setoff. Upon demand by Lender at any time that any of the Obligations are outstanding, Borrowers shall assign and transfer to Lender and grant to Lender a security interest in additional Collateral of a value and character satisfactory to Lender or make such payment on account of the Obligations as Lender may require.

12.       Subrogation. If any of the Collateral is applied on account of any of the Obligations, Borrowers shall not have any right of subrogation to Lender’s right in any other Collateral held by Lender with respect to the Obligations or any right of contribution from Lender by reason thereof.

13.       Preservation of Rights. No delay or omission on Lender’s part to exercise any right or power arising under this Loan and Security Agreement will impair any such right or power or be considered a waiver of any such right or power, nor will Lender’s action or inaction impair any such right or power. Lender’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which Lender may have hereunder or under other agreements, at law or in equity and any and all such rights and remedies may be pursued by Lender simultaneously, separately, or sequentially. Lender may proceed in any order against any Borrower or any other obligor of, or any collateral securing, the Obligations.

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14.          Termination.

(a)      This Loan and Security Agreement shall become effective on the Effective Date and shall continue in full force and effect for a term of two (2) years from the Effective Date (the “Initial Term”) and shall be automatically renewed for successive two (2) year periods (each, an “Additional Term”). Either party may terminate this Loan and Security Agreement as of the end of the Initial Term or any subsequent Additional Term by giving the other party at least sixty (60) days’ prior written notice by overnight, registered or certified mail, return receipt requested or by electronic delivery with a confirmed “read receipt”. No such termination shall relieve or discharge any Borrower of its duties, obligations and covenants hereunder until all Obligations of the Borrowers to the Lender have been paid in full.

(b)       If the Borrowers terminate this Loan and Security Agreement or the Lender terminates this Loan and Security Agreement as a result of an uncured Event of Default prior to the end of the Initial Term or any Additional Term, Borrowers shall pay the Lender (a) the minimum annual charges set forth in Section 2(c) for unexpired term of this Loan and Security Agreement, less any such fees already paid, plus (b) the monthly average amount of interest earned by the Lender above the prime rate during the period from the effective date of this Loan and Security Agreement through the date of termination, but in any event not less than One Thousand Five Hundred Dollars ($1,500) per month for each month or part thereof, for the unexpired term of this Loan and Security Agreement.

(c)       Notwithstanding any termination hereof, the Lender shall retain its security interest in, and title to, all existing and future accounts receivable and other Collateral until all of the Obligations owed by the Borrowers to the Lender shall have been fully paid, and until such time Borrowers shall continue to assign all accounts receivable and to turn over all collections in accordance with this Loan and Security Agreement, to the Lender without any obligation on the Lender’s part to make further Revolving Loans to the Borrowers.

(d)        The Borrowers agree that in the event of any release of the Lender’s security interest in, and title to, any Collateral held by the Lender at such time as all the Obligations owed by the Borrowers to the Lender shall have been fully paid, such release shall constitute a general release by the Borrowers of the Lender and each of the Lender’s affiliates, shareholders, directors, officers, successors, assigns, agents and representatives (in such capacity, collectively the “Lender Releasees”), from all causes of action, controversies, agreements, promises, damages, claims and demands whatsoever in law or equity against any of the Releasees, which either the Borrowers, the Lender, or any of their affiliates, shareholders, directors, officers, successors, assigns, agents, representatives, heirs, executors or administrators ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever occurring on or prior to the date of such release of the Lender’s security interest in, and title to, any Collateral held by the Lender.

15.	Miscellaneous

(a)	Borrowing Agency Provisions.

(i)       Each Borrower acknowledges that it, together with each other Borrower, make up a related organization of various entities constituting a single economic and business enterprise and sharing a substantial identity of interests such that, without limitation, Borrowers render services to or for the benefit of each other, purchase or sell and supply goods to or from or for the benefit of each other, make loans, advances and provide other financial accommodations to or for the benefit of each other (including the payment of creditors and guarantees of Indebtedness), provide administrative, marketing, payroll and management services to or for the benefit of each other; have centralized accounting, common officers and directors; and are in certain circumstances are identified to creditors as a single economic and business enterprise. Accordingly, and without limitation, any credit or other financial accommodation extended to any one Borrower pursuant hereto will result in direct and substantial economic benefit to each other Borrower, and each Borrower will likewise benefit from the economies of scale associated with the Borrowers, as a group, applying for credit or other financial accommodations pursuant hereto on a collective basis.

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(ii)       Each Borrower hereby irrevocably designates Maison (“Borrower Representative”) to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Lender to pay over or credit all loan proceeds hereunder in accordance with the request of Borrower Representative.

(iii)       The handling of this credit facility as a co-borrowing facility with a Borrower Representative in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. The Lender shall not shall incur any liability to Borrowers as a result thereof. To induce the Lender to do so and in consideration thereof, each Borrower hereby indemnifies the Lender and holds the Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against the Lender by any person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by the Lender on any request or instruction from Borrower Representative or any other action taken by the Lender with respect to this Section except due to willful misconduct or gross negligence by the indemnified party.

(iv)       All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Lender to any Borrower, any failure of Lender to pursue or preserve its rights against any Borrower, the release by Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof.

(v)       Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

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(b)       Security Interest Retained. Until the final termination hereof and the indefeasible payment in full in cash of all liabilities under the Credit Facility and performance of all of Borrowers’ Obligations under the Loan Documents, the Lender shall retain the security interests in the Collateral granted hereunder and the ability to exercise any and all rights and remedies available to it pursuant to the Loan Documents and applicable law. Upon final termination hereof and the indefeasible payment in full in cash of all liabilities under the Credit Facility and performance of all of Borrowers’ Obligations under the Loan Documents (other than obligations that survive such termination), Lender shall, at Borrowers’ sole cost and expense, terminate its security interest and release its liens hereunder in the Collateral and all rights therein shall immediately revert to Borrowers.

(c)       Preservation of Rights. No delay or omission on Lender’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will Lender’s action or inaction impair any such right or power. Lender’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which Lender may have hereunder or under other agreements, at law or in equity and any and all such rights and remedies may be pursued by Lender simultaneously, separately, or sequentially. Lender may proceed in any order against Borrowers or any other obligor of, or any collateral securing, the Obligations.

(d)       Interpretation. In this Loan and Security Agreement, unless Lender and Borrowers otherwise agree in writing, (a) the singular includes the plural and the plural the singular; (b) references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; (c) the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; (d) references to sections or exhibits are to those of this Loan and Security Agreement; (e) terms defined in Article 9 of the UCC of the State of New York and not otherwise defined in such Agreement are used as defined in such Article; (f) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (g) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (h) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (i) references to any agreement refer to that agreement as from time to time amended, restated, supplemented, extended, renewed, replaced or otherwise modified or as the terms of such agreement are waived or modified in accordance with its terms; (j) references to any Person include that Person’s successors and assigns; and (k) terms in one gender include the parallel terms in the neuter and opposite gender. Section headings in this Loan and Security Agreement are included for convenience of reference only and shall not constitute a part of this Loan and Security Agreement for any other purpose. If this Loan and Security Agreement is executed by more than one party as Borrower, the obligations of such persons or entities will be joint and several.

(e)       Notices. All notices, requests and demands which any party is required or may desire to give must be made in writing delivered to each party at his, her or its address first set forth above, or to such other address as any party may designate by written notice to all other parties, and, with respect to any notice to Lender, such notice should be sent to the attention of: Merchant Factors Corp., 1441 Broadway, 22nd Floor, New York, NY 10018, Attention: Michael Behuniak. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by other means, one day after transmission or shipment. Without limiting the foregoing, first class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving notices hereunder. No notice to or demand on Borrowers will entitle Borrowers to any other or further notice or demand in the same, similar or other circumstance.

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(f)       Costs and Expenses. Borrowers shall reimburse Lender immediately upon demand the full amount of all payments, advances, charges, costs and expenses, whether or not collection is instituted hereon, including wire transfer fees and reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Lender’s in-house counsel), expended or incurred by Lender in connection with (a) the negotiation and preparation of this Loan and Security Agreement and the other Loan Documents, Lender’s continued administration hereof and thereof, and the preparation of amendments and waivers hereto and thereto, including without limitation all costs incidental thereto and costs of the custody, care, collection, repair, storage, preparation for sale, actual or attempted disposition of, protection and preservation of the Collateral (including without limitation insurance premiums and sales commissions), (b) the enforcement of Lender’s rights and/or the collection of any amounts which become due to Lender under this Loan and Security Agreement or any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to this Loan and Security Agreement, or any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in any civil action, lawsuit, arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Lender or any other person) relating to Borrowers or any other person or entity.

(g)       Entire Agreement. This Loan and Security Agreement constitutes the entire agreement between Borrowers and Lender with respect to subject hereof and supersedes all prior negotiations, communications (written or oral), discussions and correspondence concerning the subject matter hereof. Borrowers and Lender agree that any inconsistency or discrepancy between the provisions of this Loan and Security Agreement and any other documentation evidencing the Obligations of Borrowers to Lender and/or between Borrowers and Lender, shall be resolved in the manner most favorable to Lender.

(h)       Severability. The provisions of this Loan and Security Agreement and each other Loan Document are severable and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall not in any manner affect or invalidate such provision in any other jurisdiction or any other provision of any of the Loan Documents in any jurisdiction.

(i)       Limitation of Liability. To the fullest extent permitted by applicable law, Borrowers shall not assert, and hereby waives any claim against Lender, on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with or as a result of, this Loan and Security Agreement, the Loan Documents, any other document evidencing or securing the Obligations, the transactions contemplated hereby or thereby or any loan advance or letter of credit or the use of the proceeds thereof.

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(j)       Amendments, Modifications, Etc. No amendment, modification or waiver of any provision of this Loan and Security Agreement or consent to any departure by any Borrower therefrom shall be effective unless the same shall be in writing and signed by Lender or other party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, Lender may modify this Loan and Security Agreement or any other Loan Document for the purposes of completing missing content or correcting erroneous content, without the need for a written amendment, provided that Lender shall send a copy of any such modification to Representative Borrower (which may be sent by electronic mail).

(k)       No Waiver. No failure on the part of Lender to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise by Lender of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any other remedies provided hereunder or by any other instrument or document or under applicable law.

(l)       Successors and Assigns; Assignments. This Loan and Security Agreement and the terms hereof shall be binding upon and inure to the benefit of Lender and its successors and assigns, including subsequent holders hereof, and each Borrower and its legal representatives, successors and assigns; provided, however, that Borrowers may not assign or transfer its interests or rights hereunder (whether by operation of law or otherwise) without Lender’s prior written consent, which Lender may withhold in its sole discretion. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and benefits hereunder, whether in or to the Obligations, the Collateral or otherwise. In connection therewith, Lender may disclose all documents and information which Lender now has or hereafter may acquire relating to any credit accommodation subject hereto, Borrowers, its business, or any Collateral.

(m)       Counterparts; Electronic Transmission. This Loan and Security Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Agreement. Delivery of any executed counterpart of this Loan and Security Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Borrowers acknowledge that information and documents relating to this Loan and Security Agreement and the credit accommodations provided for herein may be transmitted through electronic means.

(n)       Patriot Act. Lender hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), Lender is required to obtain, verify and record information that identifies Borrowers, which information includes the name, address, tax identification number and other information regarding each Borrower that will allow Lender to identify Borrowers in accordance with the Patriot Act. In that connection, Lender may also request corporate formation documents, or other forms of identification, to verify information provided.

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(o)       GOVERNING LAW. THIS LOAN AND SECURITY AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY BORROWERS AND ACCEPTED BY LENDER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF ANY CREDIT ACCOMMODATION SECURED HEREUNDER WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, IN ALL RESPECTS. INCLUDING, WITHOUT LIMITATION, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS LOAN AND SECURITY AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICT OF LAWS WHICH WOULD OR MIGHT MAKE THE LAWS OF ANY OTHER JURISDICTION APPLICABLE) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS LOAN AND SECURITY AGREEMENT.

(p)      VENUE; JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR ANY BORROWER ARISING OUT OF OR RELATING TO THIS LOAN AND SECURITY AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK WHICH SHALL HAVE EXCLUSIVE JURISDICTION IN ANY SUIT, ACTION OR PROCEEDING BETWEEN ANY BORROWER AND LENDER. EACH BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING BETWEEN LENDER AND ANY BORROWER, AND HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT. EACH BORROWER DOES HEREBY AGREE THAT SERVICE OF PROCESS UPON SUCH BORROWER AT ITS NOTICE ADDRESS AS SET FORTH IN SECTION 10 HEREOF BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING AT THE TIME RECEIVED OR REFUSED BY ANY BORROWER AND SHALL CONSTITUTE “PERSONAL DELIVERY” THEREOF AS DEFINED IN SECTION 308(i) OF NEW YORK’S CIVIL PRACTICE LAW AND RULES (OR ANY AMENDMENT THERETO). NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER IN ANY OTHER JURISDICTIONS.

(q)      WAIVER OF JURY TRIAL. EACH BORROWER (a) KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES EACH RIGHT SUCH BORROWER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO, AND IN, ANY ACTION OR OTHER LEGAL PROCEEDING OF ANY NATURE, RELATING TO (i) THIS LOAN AND SECURITY AGREEMENT OR ANY CREDIT ACCOMMODATION PROVIDED WITH RESPECT HERETO, (ii) ANY TRANSACTION CONTEMPLATED IN ANY SUCH LOAN DOCUMENTS OR (iii) ANY NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS LOAN AND SECURITY AGREEMENT, ANY OF THE OBLIGATIONS, ANY COLLATERAL OR ANY OTHER LOAN DOCUMENT AND (b) CERTIFIES THAT (i) NEITHER LENDER, ANY AFFILIATE OF LENDER NOR ANY REPRESENTATIVE OF LENDER OR ANY SUCH AFFILIATE HAS REPRESENTED TO ANY BORROWER THAT LENDER OR ANY SUCH AFFILIATE WILL NOT SEEK TO ENFORCE THE WAIVER MADE BY SUCH BORROWER IN THIS PARAGRAPH, AND (ii) SUCH BORROWER HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LOAN AND SECURITY AGREEMENT AS NECESSARY AND APPROPRIATE BY INDEPENDENT LEGAL COUNSEL. IF FOR ANY REASON AN ACTION IS BROUGHT IN THE STATE OF CALIFORNIA AND TO THE EXTENT A PREDISPUTE WAIVER OF THE RIGHT TO TRIAL BY JURY IS NOT ENFORCEABLE UNDER APPLICABLE LAW, ANY AND ALL DISPUTES, CONTROVERSIES OR CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, THE MAKING, PERFORMANCE, OR INTERPRETATION OF THIS AGREEMENT OR ANY OTHER RELATED AGREEMENT, SHALL BE HEARD BY A REFEREE AND RESOLVED BY JUDICIAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638. THE REFEREE SHALL BE AN ATTORNEY LICENSED TO PRACTICE LAW IN THE STATE OF CALIFORNIA AND EXPERIENCED AND QUALIFIED IN MATTERS OF THE TYPE CONTEMPLATED BY THIS AGREEMENT OR A RETIRED CALIFORNIA SUPERIOR OR APPELLATE COURT JUDGE. THE PARTIES SHALL NOT SEEK TO APPOINT A REFEREE THAT MAY BE DISQUALIFIED PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 641 OR 641.2 WITHOUT THE PRIOR WRITTEN CONSENT OF ALL PARTIES. IF THE PARTIES ARE UNABLE TO AGREE UPON A REFEREE WITHIN TEN (10) CALENDAR DAYS AFTER ONE PARTY SERVES A WRITTEN NOTICE OF INTENT FOR JUDICIAL REFERENCE ON THE OTHER PARTY OR PARTIES, THEN THE REFEREE WILL BE SELECTED BY THE COURT IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). ANY DECISION OF THE REFEREE SHALL BE ENTERED AS A JUDGMENT IN THE COURT IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 644 AND 645. IF ENABLING LEGISLATION WHICH PROVIDES FOR APPOINTMENT OF A REFEREE IS REPEALED (AND NO SUCCESSOR STATUTE IS ENACTED), ANY DISPUTE BETWEEN THE PARTIES THAT WOULD OTHERWISE BE DETERMINED BY A REFERENCE PROCEDURE WILL BE RESOLVED AND DETERMINED BY ARBITRATION. THE ARBITRATION WILL BE CONDUCTED BY A RETIRED JUDGE OR JUSTICE IN ACCORDANCE WITH THE CALIFORNIA ARBITRATION ACT §1280 THROUGH §1294.2 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE AS AMENDED FROM TIME TO TIME. THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT IN AN ACTION BROUGHT IN CALIFORNIA.

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(r)       Indemnity. Each Borrower agrees to indemnify each of Lender, each legal entity, if any, who controls, is controlled by or is under common control with Lender, and each of their respective directors, officers and employees (the “Indemnified Parties”), and to defend and hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including all fees and charges of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation and preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of any Borrower), in connection with or arising out of or relating to the matters referred to in this Loan and Security Agreement or the Loan Documents or the use of any advance with respect hereto, whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by any Borrower, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority; provided, however, that the foregoing indemnity agreement shall not apply to any claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party’s gross negligence or willful misconduct, as determined by a final and non-appealable decision of a court of competent jurisdiction. The indemnity agreement contained in this Section shall survive the termination or revocation of this Loan and Security Agreement, payment of any advance hereunder and the assignment of any rights hereunder, or entry of judgment hereon. Borrowers may participate at its expense in the defense of any such action or claim.

(s)       Further Assurances; Corrections of Defects. Each Borrower, intending to be legally bound hereby, agrees to promptly correct any defect, error or omission, upon the request of Lender, which may be discovered in the contents of this Loan and Security Agreement or any other document evidencing or securing the Obligations, or in the execution or acknowledgement hereof, and each Borrower will execute, or re-execute, acknowledge and deliver such further instruments and do such further acts as may be necessary or as may be reasonably requested by Lender to satisfy the terms and conditions of this Loan and Security Agreement, and all documents executed in connection therewith, including but not limited to the recording, filing or perfecting of any document given for securing and perfecting liens, mortgages, security interests and interests to secure the Obligations secured hereby.

Very truly yours,

MERCHANT FACTORS CORP.

By:
Name:

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Very truly yours,

MERCHANT FACTORS CORP.

By:	/s/ Scott Adler
Name: Scott Adler
Title: Senior Executive Vice President

Borrowers acknowledge that they have read and understood all provisions of this Loan and Security Agreement, including the waiver of jury trial, and has been advised by counsel as necessary and appropriate.

Borrower:
Maison Thomas LLC		Project Crush DTC Sub, LLC

By:	/s/ Mark T. Lynn	By:	/s/ Mark T. Lynn
	Name: Mark T. Lynn		Name: Mark T. Lynn
	Title: Chief Executive Officer		Title: Chief Executive Officer

[Signature Page to Loan and Security Agreement]

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Individual Guarantors:

/s/ Mark T. Lynn
Mark T. Lynn

/s/ Andrew Kim
Andrew Kim

Corporate Guarantors

Amass Brands Inc

/s/ Mark T. Lynn
By: Mark T. Lynn
Title: Chief Executive Officer

Project Crush Acquisition Corp LLC

/s/ Mark T. Lynn
By: Mark T. Lynn
Title: Chief Executive Officer

[Signature Page to Loan and Security Agreement]

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Exhibit A

Maison Thomas LLC

Project Crush DTC Sub, LLC

a) Borrowers’ organizational status:	Maison Thomas LLC: Limited Liability Company Project Crush DTC Sub, LLC: Limited Liability Company
b) Borrowers’ state of organization:	Maison Thomas LLC: California Project Crush DTC Sub, LLC: California
c) Prior state of organization (if any) of the Borrower in the past five years:	NONE
d) Address of Borrowers’ chief executive office:	Maison Thomas LLC: 927 South Santa Fe Avenue Los Angeles, CA 90021 Project Crush DTC Sub, LLC: 927 South Santa Fe Avenue Los Angeles, CA 90021
e) Borrowers’ organizational ID:	Maison Thomas LLC: California Entity ID#202354419083 Project Crush DTC Sub, LLC: California Entity ID#202354419100
f) Prior organizational IDs of the Borrowers (if any) from the past five years:	NONE
g) Borrowers’ name:	Maison Thomas LLC Project Crush DTC Sub, LLC
h) Document reflecting name: (i.e., Articles of Incorporation, Operating Agreement, etc.):	Maison Thomas LLC: Articles of Organization Project Crush DTC Sub, LLC: Articles of Organization
i) Other names used by Borrowers in the past five years:	Maison Thomas LLC: Project Crush Wholesale Sub, LLC, Natural Merchants Project Crush DTC Sub, LLC: Summer Water, AMASS Wines, Maison Thomas, Winc

j) Information related to any merger, consolidation or other change of structure by the Borrowers in the past five years:	None - entity was formed this year
k) States where Borrowers have had its chief executive office in the past five years other than as set forth above:	None (only CA)
l) Location(s) of all Collateral owned by Borrowers:

Maison Thomas LLC and Project Crush DTC Sub, LLC

a. 35 Industrial Way, Buellton CA

b. 1525 E Jahant Road, Acampo CA

c. CA 4910 Edna Rd, San Luis Obispo CA

d. 2121 Alisos Rd, Santa Ynez CA

e. 850 E. Stowell Rd, Santa Maria, CA 93454

f. 1515 Garnet Mine Rd, Garnet, PA 19060

m) Location(s) of Borrowers’ records concerning the Collateral are kept only at such location(s):	Maison Thomas LLC and Project Crush DTC Sub, LLC 927 S Santa Fe Ave, Los Angeles, CA 90021, 850 E. Stowell Rd, Santa Maria, CA 93454, 1515 Garnet Mine Rd, Garnet, PA 19060
n) Borrowers’ bank accounts	Maison Thomas LLC JPM – Account Number: 966051713

Schedule 5(k) - Permitted Indebtedness

Lender	Debtor	Agreement Description	Outstanding Amount
Grays Peak Private Credit LLC	Amass Brands Inc	Senior Secured Note, dated April 27, 2023	$165,000 principal outstanding
Grays Peak Private Credit LLC	Amass Brands Inc	Senior Secured Note, dated May 10, 2023	$175,000 principal outstanding
Grays Peak Private Credit LLC	Amass Brands Inc	Mezzanine Secured Note, dated February 3, 2023	$300,000 principal outstanding
Warehouse Co	Amass Brands Inc	Mezzanine Secured Note dated December 5, 2023	$200,000 principal outstanding
Nitehaus LLC	Amass Brands Inc	Mezzanine Secured Note January 23, 2023	$450,000 principal outstanding
Daniel Brown	Amass Brands Inc	Promissory Note dated October 15, 2021	$500,000 principal outstanding
Esiom Ventures, LLC	Amass Brands Inc	Promissory Note dated August 26, 2021	$400,000 principal outstanding
Mark and Ellen Genender Family Trust dtd 3.10.06	Amass Brands Inc	Promissory Note dated October 14, 2021	$250,000 principal outstanding
Sam Shaffer	Amass Brands Inc	Promissory Note dated March 7, 2022	$100,000 principal outstanding
Sam Shaffer	Amass Brands Inc	Promissory Note dated August 10, 2021	$400,000 principal outstanding
The Nathan J. Reis Family Protection Trust	Amass Brands Inc	Promissory Note dated September 1, 2022	$250,000 principal outstanding
Small Business Administration	Amass Brands Inc	COVID EIDL dated June 21, 2020	$150,000 principal outstanding

Schedule 5(m) - Required Liquor Licenses

License Type	Purpose

AMASS BRANDS: TTB Bonded Winery Permit: BWN-CA-24393	Allows for the bond to bond transfer of tax deferred + tax paid wine at licensed premise (SM).

MAISON THOMAS LLC:

TTB Wholesaler Permit (Distilled Spirits, Malt

Beverage, Wine): CA-P-26369

TTB Importer Permit (Distilled Spirits, Malt

Beverage, Wine): CA-I-23590

TTB Bonded Winery Permit: BWN-CA-21456

Allows for the importation + sale of product (DS/Malt Bev/Wine) to wholesale channel. Allows for the production/bottling of wine via Alternating Proprietor (AP) agreement.

MAISON THOMAS LLC: Winegrower (Type 02): 02-649592	Allows for the production/bottling of wine via Alternating Proprietor (AP) agreement.

PROJECT CRUSH DTC LLC: TTB Bonded Winery Permits: • BWN-CA-24384 • BWN-CA-24385	Allows for the production/bottling of wine via Alternating Proprietor (AP) agreement.

Schedule 8(d) – Permitted Liens

•	Lien on assets of Amass Brands, Inc. in favor of U.S. Small Business Administration filed with the Secretary of State of the State of California, with filing number 207800224792 and filed on July 1, 2020.